Selling Stockholder Prospectus Supplement No. 2 (To Prospectus dated December 14, 2017, as supplemented by prospectus supplement dated May 21, 2018)	Filed pursuant to Rule 424(b)(7) Registration No. 333-222066

Denbury Resources Inc.

9,936,578 Shares of Common Stock

This selling stockholder prospectus supplement no. 2 (“Supplement No. 2”) supplements, updates and amends the selling stockholder information contained in the prospectus dated December 14, 2017 and the prospectus supplement dated May 21, 2018 (together, the “Prospectus”). The Prospectus covers the resale from time to time by selling stockholders that may be named in one or more selling stockholder prospectus supplements of up to an aggregate of 16,743,372 shares of our common stock issuable upon conversion of our 5% Convertible Senior Notes due 2023 (the “5% Convertible Notes”). This Supplement No. 2, together with the Prospectus, specifically covers the resale from time to time by the selling stockholders named herein of up to 9,936,578 of such shares of our common stock.

This Supplement No. 2 is not complete without, and may not be utilized except in connection with, the Prospectus. This Supplement No. 2 is qualified by reference to the Prospectus, except to the extent that the information provided by this Supplement No. 2 supersedes information contained in the Prospectus. You should carefully read this Supplement No. 2 and the Prospectus, together with the documents we incorporate by reference, before you invest in our common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “DNR.” On June 18, 2018, the last sale price of our common stock as reported on the New York Stock Exchange was $4.02 per share.

Investing in our common stock involves substantial risk. Please read “Risk Factors” beginning on page 4 of the Prospectus and in the documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this selling stockholder prospectus supplement No. 2 is June 19, 2018.

SELLING STOCKHOLDERS

The following information supplements the information set forth under the captions “Selling Stockholders” in the Prospectus. This Supplement No. 2 includes information with respect to selling stockholders not previously listed in the Prospectus. This information is based solely upon information provided to us by the selling stockholders and is accurate to the best of our knowledge as of the date hereof.

The number and percentage of shares beneficially owned before this offering, offered for resale hereunder and beneficially owned after this offering for each selling stockholder assume (i) the conversion by the selling stockholders of all 5% Convertible Notes held by them, (ii) the offer and sale by the selling stockholders of all shares of our common stock received upon such conversion that are registered for resale hereunder and (iii) no other acquisitions, dispositions or issuances of shares of our common stock. However, the selling stockholders may not convert all of the 5% Convertible Notes held by them and, even if they do convert all of such notes, they may not offer or sell any of the shares of our common stock received upon such conversion hereunder. They may also acquire additional shares of our common stock other than pursuant to conversion or may dispose of shares of our common stock other than under this Supplement No. 2 and the Prospectus. Therefore, it is difficult to estimate the aggregate number of shares that the selling stockholders will ultimately offer and sell pursuant to this Supplement No. 2 and the Prospectus or that the selling stockholders will ultimately own upon completion of the offering to which this Supplement No. 2 and the Prospectus relate.

As of April 30, 2018, 440,634,347 shares of our common stock were issued and outstanding (excluding treasury shares). Effective as of the close of business on May 29, 2018, all of our outstanding 5% Convertible Notes were converted into shares of our common stock, resulting in an aggregate of 16,743,372 shares of our common stock having been issued upon conversion of our 5% Convertible Notes.

The selling stockholders named below and their permitted transferees, pledgees, or other successors may from time to time offer the shares of our common stock offered by this Supplement No. 2 and the Prospectus. Except as otherwise indicated in the footnote below, the beneficial owner has sole voting and investment power with respect to the indicated shares of our common stock. The percentage of our shares before and after the offering are based on 440,634,347 shares outstanding as of April 30, 2018, plus, for each selling stockholder to the extent not included in the foregoing, the number of shares of common stock issuable upon conversion of the 5% Convertible Notes held by that selling stockholder.

	Shares Beneficially Owned Before Offering		Number of Shares Being Offered For Resale	Shares Beneficially Owned After Offering
Name	Number	Percent		Number	Percent
1992 MSF International Ltd. (1)	1,323,943	*	1,323,943	—	—
1992 Tactical Credit Master Fund, L.P. (1)	1,014,365	*	1,014,365	—	—
Aegon Custody B.V. (2)	21,690	*	21,690	—	—
American Century Investment Trust – High Income Fund (2)	19,154	*	19,154	—	—
American Century Investment Trust – NT High Income Fund (2)	89,014	*	89,014	—	—
American Century U.S. High Yield Corporate Bond Collective Trust (2)	26,478	*	26,478	—	—
Ameritas Life Insurance Corp. (3)	192,957	*	192,957	—	—
Anima Fix High Yield (4)	192,957	*	192,957	—	—
Anima Obbligazionario High Yield (4)	192,957	*	192,957	—	—
ASTRO Trust Series – Nomura High Yield Bond Fund (2)	2,253	*	2,253	—	—
Barclays Multi-Manager Fund PLC (2)	147,042	*	147,042	—	—
Barings LLC (5)	1,532,391	*	1,532,391	—	—
Banque Lombard Odier & Cie SA (6)	10,985	*	10,985	—	—
Benoit Begault (7)	19,154	*	19,154	—	—
Bel A Venture SPRL (8)	9,577	*	9,577	—	—

Blue Cross and Blue Shield Association National Retirement Trust (2)	33,239	*	33,239	—	—
California Public Employees’ Retirement System (2)	26,478	*	26,478	—	—
California State Teachers’ Retirement System (9)	10,985	*	10,985	—	—
David Weill Nathalie (2)	9,577	*	9,577	—	—
Delta Master Trust (2)	67,323	*	67,323	—	—
Fidelity Funds – Asian High Yield (10)	526,760	*	526,760	—	—
Fidelity Funds – Solutions Asian High Yield Pool (10)	47,887	*	47,887	—	—
High Yield Corporate Bond Open Mother Fund (2)	11,830	*	11,830	—	—
Illinois State Board of Investment (2)	26,478	*	26,478	—	—
Investeringsforeningen Lagernes Invest (2)	4,788	*	4,788	—	—
Jean-Paul Parayre (2)	9,577	*	9,577	—	—
JP Morgan Securities LLC (11)	1,781,970	*	1,781,970	—	—
Kapitalforeningen Industriens Pension Portfolio, High Yield Obligationer III (2)	105,915	*	105,915	—	—
Kapitalforeningen MP Invest High Yield Obligationer V (2)	96,337	*	96,337	—	—
L-3 Communications Corporation Master Trust (2)	23,943	*	23,943	—	—
Lee Chia Neng (12)	19,154	*	19,154	—	—
Louisiana State Employees’ Retirement System (2)	28,732	*	28,732	—	—
Mars Associates Retirement Plan (2)	45,633	*	45,633	—	—
Metric Asset Management Diversified Alpha Fund (13)	47,887	*	47,887	—	—
Montgomery County Consolidated Retiree Health Benefits Trust (2)	2,253	*	2,253	—	—
Morgan Stanley and Co LLC (14)	249,859	*	249,859	—	—
Nomura Funds Ireland plc – Global High Yield Bond Fund (2)	2,253	*	2,253	—	—
Nomura Funds Ireland plc – US High Yield Bond Fund (2)	458,027	*	458,027	—	—
Nomura Multi Managers Fund II – US High Yield Bond (2)	7,042	*	7,042	—	—
Nomura US High Yield Bond Income (2)	9,577	*	9,577	—	—
Northern Multi-Manager High Yield Opportunity Fund (2)	4,788	*	4,788	—	—
Ohio Public Employees Retirement System (2)	65,070	*	65,070	—	—
Olivier Merveilleux du Vignaux (15)	8,450	*	8,450	—	—
Oppenheimer Global High Yield Fund (16)	12,394	*	12,394	—	—
Oppenheimer Global Strategic Income Fund (16)	368,732	*	368,732	—	—
Oppenheimer Global Strategic Income Fund / VA (16)	158,309	*	158,309	—	—
PACE High Yield Investments (2)	31,267	*	31,267	—	—
PensionDanmark Pensionsforsikringsakticselskab (2)	2,253	*	2,253	—	—
Pensionskasse SBB (2)	38,591	*	38,591	—	—
Pinnacol Assurance (2)	4,788	*	4,788	—	—

Sierra Pacific Securities, LLC (17)	30,704	*	30,704	—	—
South Dakota Retirement System (18)	434,084	*	434,084	—	—
Stichting Blue Sky Active High Yield Fixed Income USA Fund (2)	28,732	*	28,732	—	—
Stichting Mars Pensioenfonds (2)	11,830	*	11,830	—	—
Stichting Pensioenfonds Hoogovens (2)	7,042	*	7,042	—	—
Stichting Pensioenfonds Smeets Trust (19)	23,943	*	23,943	—	—
Stichting Pensioenfonds TNO (2)	19,154	*	19,154	—	—
Suzuka Inka (2)	11,830	*	11,830	—	—
The Regents of the University of California (2)	86,197	*	86,197	—	—
The State of Connecticut Acting Through Its Treasurer (2)	107,323	*	107,323	—	—
Wells Fargo Securities LLC (20)	32,676	*	32,676	—	—

*    Less than 1%.

(1)
Highbridge Capital Management, LLC (“HCM”), the trading manager of 1992 MSF International Ltd. and 1992 Tactical Credit Master Fund, L.P. (together, the “1992 Funds”), may be deemed to be the beneficial owner of the shares held by the 1992 Funds. The 1992 Funds disclaim any beneficial ownership of these shares. The business address of HCM is 40 West 57th Street, 32nd Floor, New York, New York 10019 and the business address of the 1992 Funds is c/o HedgeServ (Cayman) Ltd., Willow House, Cricket Square Floor 3, George Town, Grand Cayman KY1-1104, Cayman Islands.

(2)	The address of the selling stockholder is 309 West 49th Street, 19th Floor, New York, New York 10019.

(3)	The address of the selling stockholder is 5900 O Street, Lincoln, Nebraska 68510.

(4)	The address of the selling stockholder is Corso Garibaldi 99, Milano, Italy.

(5)	The address of the selling stockholder is 300 South Tryon Street, Suite 2500, Charlotte, North Carolina 28202.

(6)	The address of the selling stockholder is Avenue des Morgines 6, 1213 Petit-Lancy, Switzerland.

(7)	The address of the selling stockholder is Avenue de la Faisanderie 30, 1150 Woluwe-Saint-Pierre, Belgium.

(8)	The address of the selling stockholder is Route des Marnieres 26, 1380 Lasne, Belgium.

(9)	The address of the selling stockholder is 100 Bellevue Parkway, Wilmington, Delaware 19809.

(10)	The address of the selling stockholder is 2A, Rue Albert Borschette, L-1021 Luxembourg.

(11)	The address of the selling stockholder is 270 Park Avenue, New York, New York 10017.

(12)	The address of the selling stockholder is Flat 29 4/F Block B, 5 Warwick Road, Kowloon Tong, Hong Kong.

(13)	The address of the selling stockholder is 77 Bloor Street West, 3rd Floor, Toronto, Ontario M5S 1M2.

(14)	The address of the selling stockholder is 1585 Broadway, New York, New York 10036.

(15)	The address of the selling stockholder is Rue Ducale 27, 1000 Bruxelles, Belgium.

(16)	The address of the selling stockholder is 6803 South Tucson Way, Centennial, Colorado 80112.

(17)	The address of the selling stockholder is 10100 West Charleston Boulevard, Suite 214, Las Vegas, Nevada 89135.

(18)	The address of the selling stockholder is 4009 W. 49th Street, Suite 300, Sioux Falls, South Dakota 57106.

(19)	The address of the selling stockholder is Johan van Walbeeckplein 4, Curacao.

(20)	The address of the selling stockholder is 1525 West W.T. Harris Boulevard, Floor 01, Charlotte, North Carolina 28262.